Exhibit (k)(7)

Execution Version

COLLATERAL ADMINISTRATION AGREEMENT

This COLLATERAL ADMINISTRATION AGREEMENT, dated as of May 23, 2013 (the “Agreement”) is entered into by and among CM FINANCE SPV LTD., an exempted company incorporated with limited liability under the law of the Cayman Islands (the “Issuer”), CM INVESTMENT PARTNERS, LP, a limited partnership organized under the laws of the State of Delaware, as Collateral Manager (as that term is defined in the Indenture, referred to herein, together with any successor Collateral Manager under the Indenture, the “Collateral Manager”), and STATE STREET BANK AND TRUST COMPANY (“State Street”), acting as collateral administrator under and for purposes of this Agreement (in such capacity, and together with any successor Collateral Administrator hereunder, the “Collateral Administrator”).

WITNESSETH:

WHEREAS, the Issuer intends to issue certain Class A Notes Due 2015 (the “ Notes”);

WHEREAS, the Collateral Manager and the Issuer have entered into a Collateral Management Agreement dated as of May 23, 2013 (as amended, supplemented or otherwise modified from time to time, the “Collateral Management Agreement”) pursuant to which the Collateral Manager provides certain services relating to the matters contemplated by the Indenture;

WHEREAS, pursuant to the terms of the Indenture dated as of May 23, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) by and among the Issuer and State Street, as trustee (in such capacity, the “Trustee”), the Issuer has pledged certain Portfolio Assets, Eligible Investments, and its right, title and interest in, to and under, among other things, the Placement Agency Agreement, each Subscription Agreement and certain other collateral (all as set forth in the Indenture) (sometimes collectively referred to herein as, the “Collateral”) as security for the Notes;

WHEREAS, the Issuer wishes to engage State Street to act as Collateral Administrator, and thereby to engage it to perform certain administrative duties with respect to the Collateral pursuant to the terms of this Agreement; and

WHEREAS, State Street is prepared to perform as Collateral Administrator certain specified obligations of the Issuer, or the Collateral Manager on its behalf, under the Indenture as specified herein, upon and subject to the terms of this Agreement (but without assuming the obligations and liabilities of the Issuer or the Collateral Manager under the Indenture or the Collateral Management Agreement).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

CM Finance SPV Ltd. Collateral Administration Agreement

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Indenture.

2. Powers and Duties of Collateral Administrator.

(a) The Issuer hereby appoints State Street, and State Street hereby accepts its appointment, as the Issuer’s agent to act as Collateral Administrator pursuant to the terms of this Agreement, until State Street’s resignation or removal as Collateral Administrator pursuant to Section 7 hereof. In such capacity, the Collateral Administrator shall assist the Issuer and the Collateral Manager in connection with monitoring the Collateral solely by maintaining a database of certain characteristics of the Collateral on an ongoing basis, and in providing to the Issuer and the Collateral Manager certain reports, schedules and calculations, all as more particularly described in Sections 2(b) through 2(e) below (in each case in such form and content, and in such detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by the Indenture), based upon information and data received from the Issuer and/or the Collateral Manager (in addition to certain information that may be received from the Trustee in respect of Eligible Investments and cash balances in Accounts, as provided herein), which reports, schedules and calculations the Issuer or the Collateral Manager, on its behalf, is required to prepare and deliver or perform (or which are necessary to be performed in order that certain reports, schedules and calculations can be performed as required) under Section 10.5 of the Indenture. State Street’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically set forth in this Agreement. By entering into, or performing its duties under, this Agreement, the Collateral Administrator shall not be deemed to assume any obligations or liabilities of the Issuer under the Indenture, or of the Collateral Manager under the Collateral Management Agreement or the Indenture, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or liabilities of the Issuer or the Trustee under or pursuant to the Indenture or of the Collateral Manager under or pursuant to the Indenture or the Collateral Management Agreement.

(b) The Collateral Administrator shall perform the following general functions from time to time:

(i) Within 30 days after the Closing Date, create a collateral database with respect to the Portfolio Assets and Eligible Investments included in the Collateral that is Granted to the Trustee, as provided in this Agreement (the “Collateral Database”) and provide access to the information contained therein to the Collateral Manager and the Issuer;

(ii) Update the Collateral Database on a daily basis for changes, including for Moody’s and Standard & Poor’s ratings changes, and to promptly reflect the sale or other disposition of the Portfolio Assets included in the Collateral and the addition to the Collateral of additional Portfolio Assets and Eligible Investments from time to time and any amendment or change to loan amounts held as Collateral, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by the Issuer or Collateral Manager as may be reasonably required by the Collateral Administrator from time to time, or that may be provided by the Trustee (based upon notices received by the Trustee from the issuer, trustee or agent bank under an Underlying Instrument, or other similar source);

(iii) Track the receipt and daily allocation to the Accounts of Interest Proceeds and Principal Proceeds and any withdrawals therefrom and, on each Business Day, provide to the Collateral Manager daily reports reflecting such actions to the Accounts as of the close of business on the preceding Business Day, and provide to the Trustee such other information as may be needed by the Trustee with respect to the Priority of Payments and Payment Dates;

(iv) Prepare, on behalf of the Issuer or the Collateral Manager on the Issuer’s behalf, and arrange for delivery in accordance with the Indenture within the time frames stated therein, (A) beginning in June 2013, the Payment Date Reports pursuant to the terms of Section 10.5(a) of the Indenture, on the basis of the information contained in the Collateral Database as of the applicable Determination Date (and in that regard cooperate with the Collateral Manager, on behalf of the Issuer, in connection with the comparison of information and discrepancies, if any, required under the last paragraph of said Section 10.5(a) of the Indenture), and (B) beginning on the day after Closing Date as and to the extent mutually agreed, and thereafter on a fully operational basis as promptly as the Collateral Administrator is able to do so with commercially reasonable efforts, the Daily Reports pursuant to Section 10.5(c) of the Indenture, on the basis of the information contained in the Collateral Database or provided by the Trustee or the Collateral Manager as of the close of business on the preceding Business Day;

(v) [reserved]

(v) [reserved]

(vi) [reserved]; and

(vii) So long as the same Person serves as Collateral Administrator hereunder and as Trustee under the Indenture, provide other such information with respect to the Collateral Granted to the Trustee and not released from the trust estate as may be routinely maintained by the Collateral Administrator in performing its ordinary Trustee function pursuant to the Indenture or as may be required by the Indenture, to the extent the Issuer or Collateral Manager may reasonably request from time to time.

(c) The Collateral Manager shall cooperate with the Collateral Administrator in connection with the matters described herein, including the preparation by the Collateral Administrator of the Payment Date Reports, Daily Reports and other statements and certifications required in connection with the purchase and sale of the Collateral under the Indenture. Without limiting the generality of the foregoing, the Collateral Manager shall supply in a timely fashion any information maintained by it that the Collateral Administrator may from time to time request with respect to the Collateral and reasonably need in order to complete the reports and certificates and calculations required to be prepared by the Collateral Administrator hereunder or required to permit the Collateral Administrator to perform its obligations hereunder, including without limitation, the market value and categorization of a Portfolio Asset, to the extent required by the Indenture, and any other information that may be reasonably required under the Indenture with respect to a Defaulted Obligation (including, without limitation, promptly notifying the Collateral Administrator upon any Portfolio Asset becoming a Defaulted Obligation or Equity Security). Except with respect to the Daily Reports, the Collateral Manager shall review and verify the contents of the aforesaid reports, instructions, statements and certificates and shall send such reports, instructions, statements and certificates to the Issuer for execution (or shall execute the same on behalf of the Issuer) as may be required by the Indenture (and in accordance with the Collateral Management Agreement), and furnish such signed reports to the Collateral Administrator for prompt distribution in accordance with the Indenture. The Collateral Administrator shall provide such items (other than the Daily Reports) to the Collateral Manager no later than 3 Business Days prior to the due date as set forth above to enable such review by the Collateral Manager. At the instruction of the Collateral Manager, the Collateral Administrator shall attach to any reports such additional information that is timely provided by the Collateral Manager and independently prepared by, or on behalf of the Collateral Manager. The Collateral Manager shall be solely responsible for the content of any such additional information.

(d) If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Collateral Manager, acting on behalf of the Issuer, as to the course of action desired by it; provided that, unless delivering such instructions is expressly required of the Collateral Manager in the Indenture and/or the Collateral Management Agreement, the Collateral Manager shall not be obligated to provide such instructions. If for any reason the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action, and the Collateral Administrator shall promptly notify the Issuer and the Collateral Manager of the course of action or inaction chosen. The Collateral Administrator shall act in accordance with instructions received after such two-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(e) Nothing herein shall prevent the Collateral Administrator or any of its affiliates from engaging in other businesses or from rendering services of any kind to any Person.

3. Compensation. The Issuer agrees to pay, and the Collateral Administrator shall be entitled to receive compensation for, and reimbursement for reasonable expenses in connection with, the Collateral Administrator’s performance of the duties called for herein; provided, that such amounts will be payable solely as Administrative Expenses from the Expense Account in accordance with and as contemplated by Section 10.3(c) of the Indenture.

4. Limitation of Responsibility of the Collateral Administrator; Indemnification.

(a) The Collateral Administrator will have no responsibility under this Agreement other than to render the services expressly called for hereunder in good faith and without fraud, willful misconduct, or gross negligence in the performance of or reckless disregard of its duties hereunder. The Collateral Administrator shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Subject to Section 13 hereof, the Collateral Administrator may exercise any of its rights or powers hereunder or perform any of its duties hereunder either directly or, upon notice to the Collateral Manager, by or through agents or attorneys, and the Collateral Administrator shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed hereunder with due care by it. Neither the Collateral Administrator nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, the Issuer or any other Person, except by reason of acts or omissions by the Collateral Administrator constituting fraud, bad faith, willful misconduct, or gross negligence in the performance of or reckless disregard of the Collateral Administrator’s duties hereunder. The Collateral Administrator shall in no event have any liability for the actions or omissions of the Issuer, the Collateral Manager or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Issuer, the Collateral Manager or another Person (other than the Trustee, if the same Person shall be serving as Trustee and Collateral Administrator hereunder) except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own fraud, bad faith, willful misconduct, or gross negligence in the performance of or reckless disregard of its duties hereunder. The Collateral Administrator shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by (i) a failure or delay on the part of the Issuer, the Collateral Manager or another Person (other than the Trustee, if the same Person shall be serving as Trustee and Collateral Administrator hereunder) in furnishing necessary, timely and accurate information to the Collateral Administrator except to the extent that failure or delay is caused by the Collateral Administrator’s own fraud, bad faith, willful misconduct, or gross negligence in the performance of or reckless disregard of its duties hereunder; or by (ii) events or circumstances beyond its reasonable control, including without limitation, acts of war or terrorism, governmental or quasi-governmental actions, including the suspension of trading or the suspension of foreign exchange, interruptions of telecommunications or other utilities and other force majeure events. The duties and obligations of the Collateral Administrator and its employees or agents shall be determined solely by the express provisions of this Agreement and they shall not be under any obligation or duty except for the performance of such duties and obligations as are specifically set forth herein, and no implied covenants shall be read into this Agreement against them. The Collateral Administrator may consult with counsel and shall be protected in any action taken in good faith in accordance with the advice of such counsel.

(b) The Collateral Administrator may rely conclusively on any notice, certificate or other document (including, without limitation, telecopier or other electronically transmitted instructions, documents or information) furnished to it hereunder and reasonably believed by it in good faith to be genuine. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action. The Collateral Administrator shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Administrator shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Administrator shall not be deemed to have knowledge or notice of any matter unless actually known to a trust officer working in its Structured Trust and Analytics Group (or successor group). Under no circumstances shall the Collateral Administrator be liable for indirect, punitive, special or consequential damages under or pursuant to this Agreement, its duties or obligations hereunder or arising out of or relating to the subject matter hereof. It is expressly acknowledged by the Issuer and the Collateral Manager that application and performance by the Collateral Administrator of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data and information provided to it by the Collateral Manager (and/or the Issuer) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data (except to the extent any such information provided is patently incorrect or inconsistent with any proximally received information or instruction, in which case the Collateral Administrator shall investigate any such discrepancy), or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons, and to render certain reports, all as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon a single reputable electronic financial information reporting service(s) and shall have no liability for any inaccuracies in the information reported by, of other errors or omissions of, any such service.

(c) If the same Person is not serving as both Collateral Administrator and Trustee, the Collateral Administrator shall not be bound to follow any amendment, modification, supplement or waiver to the Indenture or other transaction document until it has received written notice of such amendment, modification, supplement or waiver and a copy thereof from the Issuer or the Trustee; provided, however, that the Collateral Administrator shall not be bound by any amendment, modification, supplement or waiver to the Indenture or other Transaction Document that materially adversely affects the rights or obligations of the Collateral Administrator unless the Collateral Administrator shall have consented thereto.

(d) The Issuer shall, and hereby agrees to, reimburse, indemnify and hold harmless the Collateral Administrator and its affiliates, directors, officers, shareholders, agents and employees for and from any and all losses, damages, liabilities, demands, charges, costs, expenses (including the reasonable fees and expenses of counsel and other experts) and claims of any nature in respect of, or arising from any acts or omissions performed or omitted by the Collateral Administrator, its affiliates, directors, officers, shareholders, agents or employees pursuant to or in connection with the terms of this Agreement, or in the performance or observance of its duties or obligations under this Agreement; provided the same are in good faith and without willful misconduct and/or gross negligence on the part of the Collateral Administrator or without reckless disregard of its duties hereunder; provided that such amounts will be payable as Administrative Expenses from the Expense Account in accordance with and as contemplated by Section 10.3(c) of the Indenture. In connection with the aforesaid indemnification provisions, upon reasonable prior notice, any indemnified party will afford to the applicable indemnifying party the right, in its sole discretion and at its sole expense, to assume the defense of any claim, including, but not limited to, the right to designate counsel reasonably acceptable to such indemnified party, and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided that, if the indemnifying party so assumes the defense of such claim, it shall not be liable for any fees and expenses of separate counsel for such indemnified party incurred thereafter in connection with such claim except that if such indemnified party reasonably determines that counsel designated by such indemnifying party has a conflict of interest, such indemnifying party shall pay the reasonable fees and disbursement of one counsel (in addition to any local counsel) separate from its own counsel for all indemnified parties in connection with any one action or any separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided, further, that prior to entering into any final settlement or compromise, such indemnifying party shall seek the consent of the indemnified parties and use its best efforts in the light of then prevailing circumstances (including, without limitation, any express or implied time constraint on any pending settlement offer) to obtain the consent of each such indemnified party as to the terms of such final settlement or compromise. If an indemnified party shall not consent to the terms of a final proposed settlement or compromise within a reasonable time under the circumstances, the indemnifying party shall not thereafter be obligated to indemnify such indemnified party for any amounts in excess of such proposed final settlement or compromise. Notwithstanding any other provisions of this Agreement, in no event shall the Collateral Administrator nor the Issuer be liable for special, indirect, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Collateral Administrator or the Issuer, as applicable, has been advised of such damage and regardless of the form of action.

(e) Without limiting the generality of any terms of this Section 4, the Collateral Administrator shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or Issuer (or Trustee, if not the same Person as the Collateral Administrator) to provide accurate and complete information on a timely basis to the Collateral Administrator, or otherwise on the part of any such party to comply with the terms of this Agreement, the Indenture or Collateral Management Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Administrator’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f) Nothing herein shall obligate the Collateral Administrator to determine independently the characteristics or categorization of any Portfolio Asset, or to evaluate or verify the Collateral Manager’s categorization of any Portfolio Asset, it being understood that any such determination shall be the responsibility of the Collateral Manager (and shall be included by the Collateral Administrator in the Collateral Database based exclusively upon the information and any categorization it may receive from the Collateral Manager). In no instance shall the Collateral Administration be under an obligation or duty to determine or investigate whether any item of Collateral meets the definition of “Portfolio Asset.”

5. No Joint Venture. Nothing contained in this Agreement (i) shall constitute the Issuer, the Collateral Administrator and the Collateral Manager members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (ii) shall be construed to impose any liability as such on any of them or (iii) shall be deemed to confer on any of them any express, implied or apparent authority to incur any obligation or liability on behalf of the others.

6. Term. This Agreement shall continue in effect so long as the Indenture remains in effect with respect to the Notes, unless this Agreement has been previously terminated in accordance with Section 7 hereof. Notwithstanding the foregoing, the indemnification obligations of all parties under Section 4 hereof shall survive the termination of this Agreement, the resignation or removal of the Collateral Administrator or the release of any party hereto with respect to matters occurring prior to such termination, resignation, removal or release.

7. Termination.

(a) This Agreement may be terminated without cause by any party upon not less than 90 days’ prior written notice to the other parties.

If at any time prior to the payment in full of the obligations under the Notes, the Collateral Administrator shall resign or be removed as Trustee under the Indenture, such resignation or removal shall be deemed a resignation or removal of the Collateral Administrator hereunder (without any requirement for separate notice).

(b) At the option of the Issuer, this Agreement may be terminated upon ten days’ written notice of termination from the Issuer to the Collateral Administrator if any of the following events shall occur:

(i) if the Collateral Administrator shall (i) willfully default in the performance of any of its duties under this Agreement or (ii) breach any material provision of this Agreement and, if such default or breach is curable, shall not cure such default or breach within thirty days of the

Collateral Administrator being notified in writing of such default or breach (or, if such default or breach cannot be cured in such time, the Collateral Administrator shall not have given within thirty days such assurance of cure as shall be reasonably satisfactory to the Collateral Manager and the Issuer) or the default or breach is not cured within 60 days of such notification;

(ii) if a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Collateral Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Collateral Administrator or for any substantial part of its property, or order the winding up or liquidation of its affairs; or

(iii) if the Collateral Administrator shall commence a voluntary case under applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Collateral Administrator or for any substantial part of its property, or shall make any general assignment for the benefit of creditors; shall fail generally to pay its debts as they become due; or permits or suffers all or substantially all of its properties or assets to be sequestered or attached by a court order and the order remains undismissed for 60 days; or

(iv) the Collateral Administrator is dissolved (other than pursuant to a consolidation, amalgamation or merger) or has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger).

If any of the events specified in clauses (ii), (iii) or (iv) of this Section 7(b) shall occur, this Agreement shall terminate automatically and the Collateral Administrator shall give written notice thereof to the Issuer and the Collateral Manager within one Business Day after the happening of such event.

(c) Except when the Collateral Administrator shall be removed pursuant to subsection (b) of this Section 7 or shall resign pursuant to subsection (d) of this Section 7, no removal or resignation of the Collateral Administrator shall be effective until the date as of which a successor Collateral Administrator reasonably acceptable to the Issuer shall have agreed in writing to assume all of the Collateral Administrator’s duties and obligations pursuant to this Agreement and shall have executed and delivered an agreement in form and content reasonably satisfactory to the Issuer, the Collateral Manager and the Trustee. Upon any resignation or removal of the Collateral Administrator hereunder, the Issuer shall promptly, and in any case within ninety (90) days after the related notice of resignation or removal, appoint a qualified successor to act as collateral administrator hereunder and cause such successor collateral administrator to execute and deliver an agreement accepting such appointment as described in the preceding sentence. If the Issuer fails to appoint such a qualified successor which duly accepts its appointment by properly executing and delivering such an agreement within such time, the retiring Collateral Administrator shall be entitled to petition a court of competent jurisdiction for the appointment of a successor to serve as collateral administrator hereunder and shall be indemnified pursuant to Section 4(c) for the reasonable costs and expenses thereof.

(d) Notwithstanding the foregoing, the Collateral Administrator may resign its duties hereunder without any requirement that a successor Collateral Administrator be obligated hereunder and without any liability for further performance of any duties hereunder (A) upon the 5th Business Day following the termination (whether by resignation or removal) of State Street as Trustee under the Indenture, (B) with at least 90 days prior written notice to the Collateral Manager and the Issuer, upon any reasonable determination by State Street that the taking of any action that it has been requested to perform as Collateral Administrator pursuant to the terms of this Agreement would be in conflict with or in violation of its duties or obligations as Trustee under the Indenture and after notice of such determination, the requesting party has not withdrawn or modified such request, or (C) upon at least 90 days’ prior written notice of termination to the Collateral Manager and the Issuer upon the occurrence of any of the following events and the failure to cure such event within such 90 day notice period: (i) failure of the Issuer to pay any of the amounts specified in Section 3 hereof within 90 days after such amount is due pursuant to Section 3 hereof (to the extent not already paid to State Street pursuant to Section 6.7 of the Indenture) or (ii) failure of the Issuer to provide any indemnity payment to State Street pursuant to the terms of this Agreement, as the case may be, within 90 days of the receipt by the Issuer of a written request for such payment or reimbursement (to the extent not already paid to State Street pursuant to Section 6.7 of the Indenture).

(e) Any Person into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto and shall be bound automatically by the terms and provisions hereof.

8. Representations and Warranties.

(a) The Collateral Manager hereby represents and warrants to State Street and the Issuer as follows:

(i) The Collateral Manager is a Delaware limited partnership and has the full limited partnership power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof, the execution, delivery and performance of this Agreement and the performance of all obligations imposed upon it hereunder. No consent of any other person including, without limitation, partners and creditors of the Collateral Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, except those that have been obtained, is required by the Collateral Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the obligations imposed upon it hereunder. This Agreement constitutes the legal, valid and binding obligations of the Collateral Manager enforceable against the Collateral Manager in accordance with their terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Collateral Manager and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(ii) The execution, delivery and performance by the Collateral Manager of this Agreement and the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Collateral Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Manager, or the governing instruments of, or any securities or partnership interests issued by, the Collateral Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Manager is a party or by which the Collateral Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Manager and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Issuer hereby represents and warrants to the Collateral Administrator and the Collateral Manager as follows:

(i) The Issuer is an exempted company incorporated with limited liability under the law of the Cayman Islands and has the full corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary action to authorize this Agreement on the terms and conditions hereof, the execution, delivery and performance of this Agreement and the performance of all obligations imposed upon it hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Issuer, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, except those that have been obtained, is required by the Issuer in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the obligations imposed upon it hereunder. This Agreement constitutes the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Issuer and (b) to general equitable principles (whether unenforceability of such principles is considered in a proceeding at law or in equity).

(ii) The execution, delivery and performance by the Issuer of this Agreement and the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Issuer, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Issuer, or the constitutional documents of, or any securities issued by, the Issuer or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Issuer is a party or by which the Issuer or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Issuer and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(c) The Collateral Administrator hereby represents and warrants to the Collateral Manager and the Issuer as follows:

(i) The Collateral Administrator is a Massachusetts trust company duly organized, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to execute, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof, the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other person including, without limitation, stockholders and creditors of the Collateral Administrator, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority, except those that have been obtained, is required by the Collateral Administrator in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and the obligations imposed upon it hereunder. This Agreement constitutes the legal, valid and binding obligations of the Collateral Administrator enforceable against the Collateral Administrator in accordance with their terms subject, as to enforcement, (a) to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Collateral Administrator and (b) to general equitable principles (whether enforceability of such principles is considered in a proceeding at law or in equity).

(ii) The execution, delivery and performance of this Agreement and the documents and instruments required hereunder will not violate any provision of any existing law or regulation binding on the Collateral Administrator, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Collateral Administrator, or the Amended and Restated Articles of Association or Amended and Restated Bylaws of the Collateral Administrator or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Collateral Administrator is a party or by which the Collateral Administrator or any of its assets may be bound, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of the Collateral Administrator and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

9. [RESERVED.]

10. Amendments. This Agreement may not be amended, changed, modified or terminated (except as otherwise expressly provided herein) except by the Collateral Manager, the Issuer and the Collateral Administrator in writing.

11. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN CONFORMITY WITH THE LAWS OF THE STATE OF NEW YORK WITH RESPECT TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN (WITHOUT REGARD TO ITS CHOICE OF LAW RULES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

12. Notices. All notices, requests, directions and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given when received.

If to the Collateral Administrator, to:

State Street Bank and Trust Company

200 Clarendon Street

Boston, MA 02116

Attn: Structured Trust and Analytics

Ref: CM Finance SPV Ltd.

Telecopy: (617) 937-0517

Telephone: (617) 662-9840

If to the Collateral Manager, to:

CM Investment Partners, LP

399 Park Avenue – 39th Floor

New York, New York 10022

Attention: Michael C. Mauer

Ref: CM Finance SPV LTD.

Telecopy:

Telephone: (212) 380-5815

If to the Issuer, to:

CM Finance SPV Ltd.

c/o CM Finance LLC

399 Park Avenue – 39th Floor

New York, New York 10022

Attention: Christopher E. Jansen and Michael C. Mauer

Ref: CM Finance SPV LTD.

Telecopy:

Telephone: (212) 380-5815

13. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the Collateral Manager, the Issuer and the Collateral Administrator; provided, however, that the Collateral Administrator may not assign (by operation of law or otherwise) its rights and obligations hereunder without the prior written consent of the Collateral Manager and the Issuer, except that State Street as Collateral Administrator may delegate to, employ as agent, or otherwise cause any duty or obligation hereunder to be performed by, any direct or indirect wholly owned subsidiary of State Street or its successors without the prior written consent of the Collateral Manager and the Issuer (provided that in such event State Street as Collateral Administrator shall remain responsible for the performance of its duties as Collateral Administrator hereunder); and the Collateral Administrator may perform duties through attorneys and agents as provided in Section 4(a) hereof. The Collateral Administrator hereby acknowledges and consents to the Issuer’s collateral assignment of this Agreement to the Trustee pursuant to the Indenture.

14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. Delivery of a counterpart by e-mail attachment (pdf) shall be an effective mode of execution and delivery.

15. Conflict with the Indenture. If this Agreement shall require that any action be taken with respect to any matter and the Indenture shall require that a different action be taken with respect to such matter, and such actions shall be mutually exclusive, or if this Agreement should otherwise conflict with the Indenture, the provisions of the Indenture in respect thereof shall control.

16. Limited Recourse. The Collateral Administrator agrees that the payment of all amounts to which it is entitled pursuant to this Agreement shall be subordinated to the extent set forth in, and the Collateral Administrator agrees to be bound by the provisions of the Indenture as if it were a party thereto. Notwithstanding anything to the contrary contained herein, the obligations of the Issuer hereunder are limited recourse obligations of the Issuer payable solely as Administrative Expenses from the Expense Account in accordance with and as contemplated by Section 10.3(c) of the Indenture. Each of the Collateral Administrator and the Collateral Manager further agrees that, except as so contemplated by Section 10.3(c) of the Indenture, it will not have any recourse against the Issuer or its directors, officers, partners, members, shareholders, employees, and agents for any such amounts. The Collateral Administrator consents to the assignment of this Agreement as provided in the Granting Clause of the Indenture.

17. Survival. Notwithstanding any term herein to the contrary, all indemnifications set forth or provided for in this Agreement, together with Sections 11, 16, 18, 20 and 21 of this Agreement, shall survive the termination of this Agreement and the resignation or removal of the Collateral Administrator.

18. No Petition in Bankruptcy. Notwithstanding any other provision of this Agreement, the Collateral Administrator agrees not to file or join in the filing of any petition in bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Luxembourg or U.S. federal or state bankruptcy or similar laws of other jurisdictions in any jurisdiction against the Issuer for the nonpayment of the Collateral Administrator’s fees or other amounts payable by the Issuer under this Agreement until the payment in full of all Notes issued under the Indenture and the expiration of a period equal to one year (or, if longer, the applicable preference period under the Bankruptcy Code) plus one (1) day following said payment. And in no circumstances will either of the Collateral Administrator or the Collateral Manager seek to bring any action against any officer, director, employee, shareholder, incorporator, partner or affiliate of the Issuer for any amounts owing hereunder.

19. Miscellaneous. The terms of this Agreement are hereby declared to be severable, such that if any term hereof is determined to be invalid or unenforceable, such determination shall not affect the remaining terms. This Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors and assigns. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

20. Waiver of Jury Trial. EACH OF THE ISSUER, THE COLLATERAL ADMINISTRATOR AND THE COLLATERAL MANAGER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER RELATED DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE COLLATERAL ADMINISTRATOR, THE COLLATERAL MANAGER OR THE ISSUER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ISSUER, THE COLLATERAL ADMINISTRATOR AND THE COLLATERAL MANAGER ENTERING INTO THIS AGREEMENT.

21. Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement or any matter between the parties arising under or in connection with this Agreement (“Proceedings”), the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York and any appellate court thereof in any Proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of any such Proceeding may be heard and determined in any such New York State or Federal court. The parties hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such Proceeding. Nothing in this Agreement precludes any of the parties from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction. The parties irrevocably consent to the service of process in any Proceeding by the mailing or delivery of copies of such process as set forth in Section 12 hereof. The parties agree that a final non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURES APPEAR ON NEXT PAGE.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Administration Agreement to be executed effective as of the day first above written.

CM FINANCE SPV LTD.,

as Issuer

By:	/s/ Christopher E. Jansen
Name:	Christopher E. Jansen
Title:	Director

Collateral Administration Agreement – Signature Page

CM INVESTMENT PARTNERS, LP,

as Collateral Manager

By:	/s/ Christopher E. Jansen
Name:	Christopher E. Jansen
Title:	Co-Chief Investment Officer

Collateral Administration Agreement – Signature Page

STATE STREET BANK AND TRUST COMPANY,

as Collateral Administrator

By:	/s/ Brian Peterson
Name:	Brian Peterson
Title:	Vice President

Collateral Administration Agreement – Signature Page